EXHIBIT 10.9

First Bank of Georgia Annual Incentive Plan

for

Thomas J. Flournoy, Senior Vice President and Chief Financial Officer,

Georgia-Carolina Bancshares, Inc. and First Bank of Georgia

Pursuant to the First Bank of Georgia Annual Incentive Plan (the “Plan”), Mr. Flournoy may earn an incentive award equal to a percentage of his annual base salary. The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.

      The performance measures for Mr. Flournoy are also related to asset growth, net income (including accruals for incentive payments under the AIP), and a subjective assessment by the Board of Directors. The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.

The AIP for Mr. Flournoy includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories. Failure to meet the threshold goals results in no incentive payment in that category. Achievement of the threshold goals is designed to result in an incentive award of 10% of base salary. Achievement of the target goals is designed to result in an incentive award of 20% of base salary. Achievement of the stretch goals is designed to result in an incentive award of 40% of base salary. The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.

Certain credit quality measures are also included in the AIP, which can have the effect of increasing or decreasing the incentive award based on net income by as much 45%. The credit quality measures are designed to act as control measures to ensure that net income is not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Adjustments under the credit quality measures will only be made if the threshold net income measure is exceeded.

The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on financial performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.

Including the subjective assessment of the Board of Directors at the maximum amount, and assuming (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the quality measures exceeded expectations, the maximum annual incentive award which could be earned in 2014 is 47.2% of base salary.

Pursuant to the actual results for the year ended December 31, 2013, Mr. Flournoy’s incentive award included a provision for meeting the “stretch” goal for net income and the “target” goal for asset growth. The three credit quality criteria increased Mr. Flournoy’s incentive award for 2013. Two criteria exceeded expectations, and one criteria did not meet expectations. Mr. Flournoy’s incentive award also included a subjective assessment of the Board of Directors at the “stretch” level. Therefore, pursuant to the 2013 AIP, Mr. Flournoy’s incentive award was $73,503.

The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors. In 2014, the subjective assessment portion of the Plan will be paid, if at all, in restricted stock awards under the 2004 Incentive Plan, with immediate vesting, based upon the fair market value of the shares at the date of grant.